Exhibit 21.1

Subsidiaries of InterMedia Outdoor Holdings, Inc.:

InterMedia Outdoors Holdings, LLC

Significant Subsidiaries of InterMedia Outdoors Holdings, LLC:

InterMedia Outdoors, Inc.

The Sportsman Channel, Inc.